Exhibit 99.1

ABERCROMBIE & FITCH REPORTS FOURTH QUARTER AND FISCAL YEAR 2011 RESULTS

BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.175

New Albany, Ohio, February 15, 2012: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected net income of $19.6 million and net income per diluted share of $0.22 for the thirteen weeks ended January 28, 2012, compared to net income of $92.6 million and net income per diluted share of $1.03 for the thirteen weeks ended January 29, 2011.

The Company also reported net income of $127.7 million and net income per diluted share of $1.43 for the fifty-two weeks ended January 28, 2012, compared to net income of $150.3 million and net income per diluted share of $1.67 for the fifty-two weeks ended January 29, 2011.

Excluding charges for impairments and write-downs of store-related long-lived assets, charges related to store closures and lease exits, and other charges associated with legal settlements during the quarter and with a change in intent regarding the Company’s auction rate securities, the Company reported adjusted, non-GAAP net income per diluted share of $1.12 for the thirteen weeks ended January 28, 2012 and $2.31 for the fifty-two weeks ended January 28, 2012.

A reconciliation of GAAP to non-GAAP financial measures is included in a table accompanying the Consolidated financial statements included with this release.

Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:

“Our results for the fourth quarter were below our expectations in an extremely challenging environment. However, we are confident that we are on track with our long term strategy of leveraging the international appeal of our iconic brands to build a highly profitable, sustainable, global business. The overall economics of our business in Europe, in our U.S. tourist stores and in our DTC business remain very strong.”

Fourth Quarter Summary

Net sales for the thirteen weeks ended January 28, 2012 increased 16% to $1.329 billion from $1.149 billion for the thirteen weeks ended January 29, 2011. Total U.S. sales, including direct-to-consumer sales, increased 4% to $962.2 million. Total international sales, including direct-to-consumer sales, increased 62% to $366.6 million. Total Company direct-to-consumer sales, including shipping and handling, increased 41% to $212.3 million.

Total comparable store sales for the quarter were flat to last year. By brand, comparable store sales decreased 4% for Abercrombie & Fitch, decreased 3% for abercrombie kids and increased 2% for Hollister Co. Total sales by brand were $504.0 million for Abercrombie & Fitch, $123.9 million for abercrombie kids and $675.3 million for Hollister Co.

The gross profit rate for the fourth quarter was 56.1%, 750 basis points lower than last year’s fourth quarter gross profit rate. The decrease in the gross profit rate was driven primarily by an increase in average unit cost combined with lower than expected sales and higher markdowns driven by a more aggressive promotional environment than anticipated.

Stores and distribution expense for the fourth quarter was $602.1 million, or 45.3% of net sales. Excluding charges for impairments and write-downs of store-related long-lived assets of $82.7 million and charges related to store closures and lease exits of $19.0 million, stores and distribution expense for the fourth quarter was $500.5 million or 37.7% of sales. Excluding the effect of store-related asset impairment charges and store closure charges, the stores and distribution expense rate was flat to last year.

Marketing, general and administrative expense for the fourth quarter was $111.6 million or 8.4% of sales. Excluding the effect of charges in connection with legal settlements during the quarter of $10.0 million, marketing, general and administrative expense for the fourth quarter was $101.6 million or 7.6% of sales. On a dollar basis and excluding the charges in connection with legal settlements during the quarter, the decrease in marketing, general and administrative expense was due to a decrease in incentive compensation expense and other expenses.

The effective tax rate for the thirteen weeks ended January 28, 2012 was 15.4%, or 33.5% on an adjusted non-GAAP basis.

Net income was $19.6 million and net income per diluted share was $0.22 for the thirteen weeks ended January 28, 2012, compared to net income of $92.6 million and net income per diluted share of $1.03 for the comparable period last year. The results for the thirteen weeks ended January 28, 2012 included charges for impairments and write-downs of store-related long-lived assets of $0.60 per diluted share, charges related to store closures and lease exits of $0.13 per diluted share, and other charges associated with legal settlements during the quarter and with a change in intent regarding the Company’s auction rate securities of $0.17 per diluted share.

Fiscal Year 2011 Summary

Net sales for the fifty-two weeks ended January 28, 2012 increased 20% to $4.158 billion from $3.469 billion for the fifty-two weeks ended January 29, 2011. U.S. sales, including direct-to-consumer sales, increased 10% to $3.108 billion. International sales, including direct-to-consumer sales, increased 63% to $1.050 billion. Total Company direct-to-consumer sales, including shipping and handling, increased 36% to $552.6 million.

Total comparable store sales for the fifty-two weeks increased 5% to last year. By brand, comparable store sales increased 3% for Abercrombie & Fitch, 4% for abercrombie kids and 8% for Hollister Co. Total sales by brand were $1.665 billion for Abercrombie & Fitch, $398.0 million for abercrombie kids and $2.022 billion for Hollister Co.

The gross profit rate for the fiscal year was 60.6%, 320 basis points lower than last year’s gross profit rate. The decrease in the gross profit rate was driven primarily by an increase in average unit cost combined with higher markdowns.

Stores and distribution expense for the fiscal year was $1.888 billion, or 45.4% of net sales. Excluding charges for impairments and write-downs of store-related long-lived assets of $82.7 million and charges related to store closures and lease exits of $19.0 million, stores and distribution expense for the fiscal year was $1.787 billion or 43.0% of sales. The decrease in the adjusted stores and distribution expense rate was driven by lower store occupancy costs as a percentage of net sales. Included in stores and distribution expense in Fiscal 2011 is $16.0 million of accelerated depreciation related to the consolidation of the Company’s two U.S. distribution centers.

Marketing, general and administrative expense for the fiscal year was $437.1 million or 10.5% of sales. Excluding the effect of charges in connection with legal settlements during the fourth quarter of $10.0 million, marketing, general and administrative expense was $427.1 million or 10.3% of sales. On a dollar basis and excluding the charges in connection with legal settlements entered into during the fiscal year, the increase in marketing, general and administrative expense was due to increases in compensation, including equity compensation, outside services, travel and IT expense.

The effective tax rate from continuing operations for the fifty-two weeks ended January 28, 2012 was 32.0%, or 33.9% on an adjusted non-GAAP basis.

Net income was $127.7 million and net income per diluted share was $1.43 for the fifty-two weeks ended January 28, 2012, compared to net income of $150.3 million and net income per diluted share of $1.67 for the comparable period last year. For Fiscal 2011, net income included charges for impairments and write-downs of store-related long-lived assets of $0.59 per diluted share, charges related to store closures and lease exits of $0.13, and other charges associated with legal settlements during the fourth quarter and with a change in intent regarding the Company’s auction rate securities of $0.16 per diluted share.

Fiscal 2011 total capital expenditures were $316.6 million, which consisted of approximately $256 million for new stores, store refreshes and remodels, and approximately $60 million related to information technology, distribution center and other home office projects.

During Fiscal 2011, the Company repurchased 3.546 million shares of its common stock at an aggregate cost of approximately $196.6 million, including 2.017 million shares of its common stock at an aggregate cost of approximately $97.9 million in the fourth quarter. As of January 28, 2012, the Company had approximately 6.2 million remaining shares available for purchase under its publicly announced stock repurchase authorizations.

The Company ended Fiscal 2011 with $583.5 million in cash and cash equivalents, no borrowings under the credit agreement, and immaterial outstanding letters of credit, compared to $826.4 million in cash and cash equivalents, borrowings under the credit agreement of $43.8 million and outstanding letters of credit of $2.9 million at the comparable point last year.

In addition, during the quarter the Company changed its intent regarding its auction rate securities portfolio and classified $84.7 million as current marketable securities and $14.9 million as non-current marketable securities as of January 28, 2012.

During Fiscal 2011, the Company opened 47 new international stores and closed 71 stores in the U.S. A summary of store openings and closing for the thirteen and fifty-two week periods ended January 28, 2012 is included with the financial statement schedules following this release.

2012 Outlook

With regard to 2012, the Company now projects earnings per share in the range of $3.50 to $3.75.

In Fiscal 2012, the Company expects to open five Abercrombie & Fitch flagship locations in Hamburg, Hong Kong, Munich, Dublin and Amsterdam as well as an abercrombie kids flagship in London. The Munich and Amsterdam locations will include an abercrombie kids store. The Company expects to open close to 40 international Hollister stores throughout the year.

Based on current new store plans and other planned expenditures, the Company expects total capital expenditures for Fiscal 2012 to be approximately $400 million, predominantly related to new stores and investments in the distribution center and direct-to-consumer operations.

Other Developments

On February 14, 2012, the Board of Directors declared a quarterly cash dividend of $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on March 13, 2012 to shareholders of record at the close of business on February 27, 2012.

An investor presentation of fourth quarter results will be available in the “Investors” section of the Company’s website at www.abercrombie.com at approximately 8:00 AM, Eastern Time, today.

At the end of Fiscal 2011, the Company operated a total of 1,045 stores. The Company operated 280 Abercrombie & Fitch stores, 154 abercrombie kids stores, 494 Hollister Co. stores and 18 Gilly Hicks stores in the United States. The Company operated 14 Abercrombie & Fitch stores, five abercrombie kids stores, 77 Hollister Co. stores and three Gilly Hicks store internationally. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com.

Today at 8:30 AM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance and its plans for the future and will accept questions from participants. To listen to the conference call, dial (888)-510-1768 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (719) 325-2145. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 2794975 or through wwww.abercrombie.com.

For further information, call:

Eric Cerny

Senior Manager, Investor Relations

(614) 283-6385

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “ FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2011 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, could have a material adverse effect on our business, results of operations and liquidity; if we are unable to anticipate, identify and respond to changing fashion trends and consumer preferences in a timely manner, and manage our inventory commensurate with customer demand, our sales levels and profitability may decline; fluctuations in the cost, availability and quality of raw materials, labor and transportation, could cause manufacturing delays and increase our costs; equity-based compensation awarded under the employment agreement with our Chief Executive Officer could adversely impact our cash flows, financial position or results of operations and could have a dilutive effect on our outstanding Common Stock; our growth strategy relies significantly on international expansion, which adds complexity to our operations and may strain our resources and adversely impact current store performance; our international expansion plan is dependent on a number of factors, any of which could delay or prevent successful penetration into new markets or could adversely affect the profitability of our international operations; our direct-to-consumer sales are subject to numerous risks that could adversely impact sales; we have incurred, and may continue to incur, significant costs related to store closures; the costs associate with our development of a new brand concept such as Gilly Hicks could have a material adverse effect on our financial condition or results of operations; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our business could suffer if our information technology systems are disrupted or cease to operate effectively; comparable store sales will continue to fluctuate on a regular basis and impact the volatility of the price of our Common Stock; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; our ability to attract customers to our stores depends, in part, on the success of the shopping malls in which most of our stores are located; our net sales fluctuate on a seasonal basis, causing our results of operations to be susceptible to changes in Back-to-School and Holiday shopping patterns; our inability to accurately plan for product demand and allocate merchandise effectively could have a material adverse effect on our results; our failure to protect our reputation could have a material adverse effect on our brands; we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business; interruption in the flow of merchandise from our key vendors and international manufacturers could disrupt our supply chain, which could result in lost sales and could increase our costs; we do not own or operate any manufacturing facilities and, therefore, depend upon independent third parties for the manufacture of all our merchandise; our reliance on two distribution centers domestically and one third-party distribution center internationally makes us susceptible to disruptions or adverse conditions affecting our distribution centers; our reliance on third parties to deliver merchandise from our distribution centers to our stores and direct-to-consumer customers could result in disruptions to our business; we may be exposed to risks and costs associated with credit card fraud and identity theft that would cause us to incur unexpected expenses and loss of revenues; modifications and/or upgrades to our information technology systems may disrupt our operations; our facilities, systems and stores as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters and other unexpected events, any of which could result in an interruption in our business and adversely affect our operating results; our litigation exposure could exceed expectations, having a material adverse effect on our financial condition and results of operations; our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results; the effects of war or acts of terrorism could have a material adverse effect on our operating results and financial condition; our inability to obtain commercial insurance at acceptable prices or our failure to adequately reserve for self-insured exposures might increase our expenses and adversely impact our financial results; reduced operating results and cash flows at the store level may cause us to incur impairment charges; we are subject to customs, advertising, consumer protection, privacy, zoning and occupancy and labor and employment laws that could require us to modify our current business practices, incur increased costs or harm our reputation if we do not comply; changes in the regulatory or compliance landscape could adversely affect our business and results of operations; our unsecured credit agreement includes financial and other covenants that impose restrictions on our financial and business operations; and our operations may be affected by regulatory changes related to climate change and greenhouse gas emissions.

Abercrombie & Fitch Co.

Consolidated Statements of Income

Thirteen Weeks Ended January 28, 2012 and January 29, 2011

(in thousands, except per share data)

	September 30,	September 30,	September 30,	September 30,
	(Unaudited)		(Unaudited)
	Q4 2011	% of Net Sales	Q4 2010	% of Net Sales

Net Sales	$1,328,766	100.0%	$1,149,396	100.0%

Cost of Goods Sold	583,120	43.9%	418,410	36.4%

Gross Profit	745,646	56.1%	730,986	63.6%

Total Stores and Distribution Expense	602,140	45.3%	485,475	42.2%

Total Marketing, General and Administrative Expense	111,627	8.4%	106,354	9.3%

Other Operating Expense (Income), Net	7,619	0.6%	(5,549)	-0.5%

Operating Income	24,260	1.8%	144,706	12.6%

Interest Expense, Net	1,108	0.1%	1,058	0.1%

Income Before Taxes	23,152	1.7%	143,648	12.5%

Tax Expense	3,572	0.3%	51,055	4.4%

Net Income	$19,580	1.5%	$92,593	8.1%

Net Income Per Share:
Basic	$0.23		$1.06
Diluted	$0.22		$1.03

Weighted-Average Shares Outstanding:
Basic	85,881		87,691
Diluted	87,648		90,214

Abercrombie & Fitch Co.

Consolidated Statements of Income

Fifty-Two Weeks Ended January 28, 2012 and January 29, 2011

(in thousands, except per share data)

	September 30,	September 30,	September 30,	September 30,
	(Unaudited)
	2011	% of Net Sales	2010	% of Net Sales

Net Sales	$4,158,058	100.0%	$3,468,777	100.0%

Cost of Goods Sold	1,639,188	39.4%	1,256,596	36.2%

Gross Profit	2,518,870	60.6%	2,212,181	63.8%

Total Stores and Distribution Expense	1,888,248	45.4%	1,589,501	45.8%

Total Marketing, General and Administrative Expense	437,120	10.5%	400,804	11.6%

Other Operating Expense (Income), Net	3,472	0.1%	(10,056)	-0.3%

Operating Income	190,030	4.6%	231,932	6.7%

Interest Expense, Net	3,577	0.1%	3,362	0.1%

Income from Continuing Operation Before Taxes	186,453	4.5%	228,570	6.6%

Tax Expense from Continuing Operations	59,591	1.4%	78,287	2.3%

Net Income from Continuing Operations	126,862	3.1%	150,283	4.3%

Net Income from Discontinued Operations (net of taxes)	796	0.0%	—	—%

Net Income	$127,658	3.1%	$150,283	4.3%

Net Income Per Share from Continuing Operations:
Basic	$1.46		$1.71
Diluted	$1.42		$1.67

Net Income Per Share from Discontinued Operations:
Basic	$0.01		$—
Diluted	$0.01		$—

Net Income Per Share:
Basic	$1.47		$1.71
Diluted	$1.43		$1.67

Weighted-Average Shares Outstanding:
Basic	86,848		88,061
Diluted	89,537		89,851

Reconciliation of GAAP to Non-GAAP Income Statement

This release contains non-GAAP financial measures reflecting adjustments for the thirteen and fifty-two weeks ended January 28, 2012 and January 29, 2011. Provided in the tables below are reconciliations between the relevant GAAP financial measures and the non-GAAP financial measures contained in this release. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America.

The Company believes that the non-GAAP financial measures presented in the release and below in the reconciliation tables are useful to investors as they provide the ability to measure the Company’s operating performance and compare it against that of prior periods without reference to the Consolidated Statements of Income impact of charges for impairments and write-downs of store-related long-lived assets, charges related to store closures and lease exits, other charges associated with legal settlements and a change in intent with respect to the Company’s auction rate securities. These non-GAAP financial measures should not be used as alternatives to GAAP financial measures as indicators of the ongoing operating performance of the Company and are also not intended to supersede or replace the Company’s GAAP financial measures.

Abercrombie & Fitch Co.

Consolidated Statements of Income

(Unaudited)

(in thousands)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Thirteen Weeks Ended
	January 28, 2012							January 29, 2011
	GAAP	Asset Impairment Charges (1)	Asset Write- Downs (2)	Store Closure Charges (3)	Legal Charges (4)	ARS Charges (5)	Adjusted Non- GAAP	GAAP	Asset Impairment Charges (1)	Store Closure Charges (3)	Adjusted Non- GAAP
Net Sales	$1,328,766	$—	$—	$—	$—	$—	$1,328,766	$1,149,396	$—	$—	$1,149,396

Cost of Goods Sold	583,120		—	—	—	—	583,120	418,410	—	—	418,410

Gross Profit	745,646	—	—	—	—	—	745,646	730,986	—	—	730,986

Stores and Distribution Expense	602,140	(68,022)	(14,649)	(18,971)	—	—	500,498	485,475	(48,384)	(4,020)	433,071
Marketing, General and Administrative Expense	111,627		—	—	(10,000)	—	101,627	106,354	—	—	106,354
Other Operating Expense (Income), Net	7,619	—	—	—	—	(13,441)	(5,822)	(5,549)	—	—	(5,549)

Operating Income	24,260	68,022	14,649	18,971	10,000	13,441	149,343	144,706	48,384	4,020	197,110

Interest Expense	1,108	—	—	—	—	—	1,108	1,058	—	—	1,058

Tax Expense	3,572	24,265	5,898	7,148	3,768	5,064	49,715	51,055	18,870	1,568	71,493

Net Income	19,580	43,757	8,751	11,823	6,232	8,377	98,520	92,593	29,514	2,452	$124,559

Net Income Per Share:
Basic	$0.23	$0.51	$0.10	$0.14	$0.07	$0.10	$1.15	$1.06	$0.34	$0.03	$1.42
Diluted	$0.22	$0.50	$0.10	$0.13	$0.07	$0.10	$1.12	$1.03	$0.33	$0.03	$1.38

(1)	The store-related asset impairment charges relate to stores whose asset carrying value exceeded the fair value. For the thirteen week period ended January 28, 2012, the charge was associated with 14 Abercrombie & Fitch, 21 abercrombie kids, 42 Hollister and two Gilly Hicks stores. For the thirteen week period ended January 29, 2011, the charge was associated with one Abercrombie & Fitch, one abercrombie kids, six Hollister and 13 Gilly Hicks stores.

(2)	For the thirteen week period ended January 28, 2012, the charge associated with the asset write-downs was related to the reconfiguration of three flagship stores, Fukuoka, Ginza and SoHo, and a small write-off related to a cancelled flagship project.

(3)	For the thirteen week period ended January 28, 2012, the charges for store closures and lease exits were associated with lease buyouts and other lease obligations related to stores closing prior to natural lease expirations, other lease terminations, and other incidental costs associated with store closures. For the thirteen week period ended January 29, 2011, the store closure charges were primarily related to lease obligations.

(4)	For the thirteen week period ended January 28, 2012, the charge was related to legal settlements during the fourth quarter.

(5)	For the thirteen week period ended January 28, 2012, the charge associated with the auction rate securities (ARS) was related to a change in intent regarding the Company’s auction rate securities portfolio, which resulted in an other-than-temporary impairment.

Reconciliation of GAAP to Non-GAAP Income Statement

This release contains non-GAAP financial measures reflecting adjustments for the thirteen and fifty-two weeks ended January 28, 2012 and January 29, 2011. Provided in the tables below are reconciliations between the relevant GAAP financial measures and the non-GAAP financial measures contained in this release. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America.

The Company believes that the non-GAAP financial measures presented in the release and below in the reconciliation tables are useful to investors as they provide the ability to measure the Company’s operating performance and compare it against that of prior periods without reference to the Consolidated Statements of Income impact of charges for impairments and write-downs of store-related long-lived assets, charges related to store closures and lease exits, other charges associated with legal settlements and a change in intent with respect to the Company’s auction rate securities. These non-GAAP financial measures should not be used as alternatives to GAAP financial measures as indicators of the ongoing operating performance of the Company and are also not intended to supersede or replace the Company’s GAAP financial measures.

Abercrombie & Fitch Co.

Consolidated Statements of Income

(Unaudited)

(in thousands)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Fifty-Two Weeks Ended
	January 28, 2012							January 29, 2011
	GAAP	Asset Impairment Charges (1)	Asset Write- Downs (2)	Store Closure Charges (3)	Legal Charges (4)	ARS Charges (5)	Adjusted Non- GAAP	GAAP	Asset Impairment Charges (1)	Store Closure Charges (3)	Adjusted Non- GAAP
Net Sales	$4,158,058	$—	$—	$—	$—	$—	$4,158,058	$3,468,777	$—	$—	$3,468,777

Cost of Goods Sold	1,639,188	—	—	—	—	—	1,639,188	1,256,596	—	—	1,256,596

Gross Profit	2,518,870	—	—	—	—	—	2,518,870	2,212,181	—	—	2,212,181

Stores and Distribution Expense	1,888,248	(68,022)	(14,649)	(18,971)	—	—	1,786,606	1,589,501	(50,631)	(4,429)	1,534,441
Marketing, General and Administrative Expense	437,120	—	—	—	(10,000)	—	427,120	400,804	—	—	400,804
Other Operating Expense (Income), Net	3,472	—	—	—	—	(13,441)	(9,969)	(10,056)	—	—	(10,056)

Operating Income	190,030	68,022	14,649	18,971	10,000	13,441	315,113	231,932	50,631	4,429	286,992

Interest Expense	3,577	—	—	—	—	—	3,577	3,362	—	—	3,362

Tax Expense from Continuing Operations	59,591	24,265	5,898	7,148	3,768	5,064	105,734	78,287	19,746	1,727	99,760

Net Income from Continuing Operations	126,862	43,757	8,751	11,823	6,232	8,377	205,802	150,283	30,885	2,702	183,870

Net Income from Discontinued Operations (net of taxes)	796	—	—	—	—	—	796	—	—	—	—

Net Income	127,658	43,757	8,751	11,823	6,232	8,377	206,598	150,283	30,885	2,702	183,870

Net Income Per Share from Continuing Operations:
Basic	$1.46	$0.50	$0.10	$0.14	$0.07	$0.10	$2.37	$1.71	$0.35	$0.03	$2.09
Diluted	$1.42	$0.49	$0.10	$0.13	$0.07	$0.09	$2.30	$1.67	$0.34	$0.03	$2.05

Net Income Per Share from Discontinued Operations:
Basic	$0.01	$—	$—	$—	$—	$—	$0.01	$—	$—	$—	$—
Diluted	$0.01	$—	$—	$—	$—	$—	$0.01	$—	$—	$—	$—

Net Income Per Share:
Basic	$1.47	$0.50	$0.10	$0.14	$0.07	$0.10	$2.38	$1.71	$0.35	$0.03	$2.09
Diluted	$1.43	$0.49	$0.10	$0.13	$0.07	$0.09	$2.31	$1.67	$0.34	$0.03	$2.05

(1)	The store-related asset impairment charges relate to stores whose asset carrying value exceeded the fair value. For the fifty-two week period ended January 28, 2012, the charge was associated with 14 Abercrombie & Fitch, 21 abercrombie kids, 42 Hollister and two Gilly Hicks stores. For the fifty-two week period ended January 29, 2011, the charge was associated with two Abercrombie & Fitch, two abercrombie kids, nine Hollister and 13 Gilly Hicks stores.

(2)	For the fifty-two week period ended January 28, 2012, the charge associated with the asset write-downs was related to the reconfiguration of three flagship stores, Fukuoka, Ginza and SoHo, and a small write-off related to a cancelled flagship project.

(3)	For the fifty-two week period ended January 28, 2012, the charges for store closures and lease exits were associated with lease buyouts and other lease obligations related to stores closing prior to natural lease expirations, other lease terminations, and other incidental costs associated with store closures. For the fifty-two week period ended January 29, 2011, the store closure charges were primarily related to lease obligations.

(4)	For the fifty-two week period ended January 28, 2012, the charge was related to legal settlements during the fourth quarter.

(5)	For the fifty-two week period ended January 28, 2012, the charge associated with the auction rate securities (ARS) was related to a change in intent regarding the Company’s auction rate securities portfolio, which resulted in an other-than-temporary impairment.

Abercrombie & Fitch Co.

Consolidated Balance Sheets

(in thousands)

	September 30,	September 30,
	(Unaudited)
	January 28, 2012	January 29, 2011
ASSETS

Current Assets
Cash and Equivalents	$583,495	$826,353
Marketable Securities	84,650	—
Receivables	97,325	81,264
Inventories	569,818	385,857
Deferred Income Taxes	72,147	60,405
Other Current Assets	83,438	79,389

Total Current Assets	1,490,873	1,433,268

Property and Equipment, Net	1,182,575	1,144,940

Non-Current Marketable Securities	14,858	100,534

Other Assets	362,849	269,160

TOTAL ASSETS	$3,051,155	$2,947,902

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$211,368	$137,235
Accrued Expenses	382,995	306,587
Deferred Lease Credits	41,047	41,538
Income Taxes Payable	72,945	73,491

Total Current Liabilities	708,355	558,851

Long-Term Liabilities
Deferred Income Taxes	4,123	33,515
Deferred Lease Credits	183,022	192,619
Long-term Debt	57,851	68,566
Other Liabilities	235,348	203,567

Total Long-Term Liabilities	480,344	498,267

Total Shareholders’ Equity	1,862,456	1,890,784

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,051,155	$2,947,902

Abercrombie & Fitch Co.

U.S. Store Count

(Unaudited)

Thirteen and Fifty-Two Week Periods Ended January 28, 2012

	September 30,	September 30,	September 30,	September 30,	September 30,
Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

October 29, 2011	316	179	501	18	1,014

New	—	—	—	—	—

Closed	(36)	(25)	(7)	—	(68)

January 28, 2012	280	154	494	18	946

January 29, 2011	316	181	502	18	1,017

New	—	—	—	—	—

Closed	(36)	(27)	(8)	—	(71)

January 28, 2012	280	154	494	18	946

Abercrombie & Fitch Co.

International Store Count

(Unaudited)

Thirteen and Fifty-Two Week Periods Ended January 28, 2012

	September 30,	September 30,	September 30,	September 30,	September 30,
Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

October 29, 2011	10	4	63	1	78

New	4	1	14	2	21

Closed	—	—	—	—	—

January 28, 2012	14	5	77	3	99

January 29, 2011	9	4	38	1	52

New	5	1	39	2	47

Closed	—	—	—	—	—

January 28, 2012	14	5	77	3	99